UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 22, 2013

ORBITZ WORLDWIDE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-33599	20-5337455
(Commission File Number)	(I.R.S. Employer Identification No.)
500 W. Madison Street, Suite 1000, Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

(312) 894-5000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Officer

On February 22, 2013, Orbitz Worldwide, Inc. (the “Company”) issued a press release announcing the appointment of Michael O. Randolfi as the Company's Chief Financial Officer, effective March 11, 2013. Mr. Randolfi succeeds David Belmont, who has served as Interim Chief Financial Officer since January 8, 2013 and who will return to his position as group vice president, financial planning and analysis upon Mr. Randolfi's start date.

Prior to joining the Company, Mr. Randolfi, age 40, spent 14 years at Delta Air Lines, most recently serving as Senior Vice President and Controller since March 2012, Vice President - Finance and Controller from October 2009 to March 2012, and Vice President - Financial Planning and Analysis from February 2008 to October 2009. Mr. Randolfi also held additional positions in financial planning and treasury, as well as accounting and finance assignments, and served in a CFO-equivalent role at the divisional level, while at Delta Air Lines.

In connection with Mr. Randolfi's appointment, the Company and Mr. Randolfi entered into an offer letter dated February 5, 2013 (the “Offer Letter”) that sets forth the terms and conditions of his employment. Under the Offer Letter, Mr. Randolfi will receive an annual base salary of $360,000 and a sign-on bonus of $100,000. In the event Mr. Randolfi voluntarily resigns employment or is terminated for cause within one year of his start date, he must repay the full amount of the sign-on bonus. Mr. Randolfi will receive a new-hire equity grant, subject to the approval of the Compensation Committee, of 450,000 restricted stock units under the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan, as amended and restated. These restricted stock units will vest in four equal installments on each of the first, second, third and fourth anniversary of grant date. Mr. Randolfi will be eligible for an annual bonus that has a target payment of 75% of his eligible earnings, subject to the terms and conditions of the Company's bonus plan and further subject to the satisfaction of any terms, conditions and criteria as may be established by the Compensation Committee. The Company will also reimburse Mr. Randolfi for his reasonable moving expenses incurred during his relocation to the Company's headquarters, in accordance with the Company's relocation policy. In the event Mr. Randolfi voluntarily resigns or is terminated for cause within one year of his start date, he must repay the full amount of the relocation costs.

If Mr. Randolfi's employment is terminated without cause, he will be eligible to receive (1) a lump sum cash payment equal to his annual base salary, (2) acceleration for unvested restricted stock units from his new-hire equity grant that otherwise would have vested during the twelve months after termination, and (3) a COBRA subsidy for the first twelve months after termination. If Mr. Randolfi's employment is terminated without cause within one year following a change in control, he will be eligible to receive (1) and (3) above, as well as (a) a lump sum cash payment equal to his annual target bonus, (b) a lump sum cash payment equal to a prorated portion of his annual target bonus, and (c) full acceleration for restricted stock units, options and performance-based restricted stock units.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITZ WORLDWIDE, INC.

Dated:	February 22, 2013	By:	/s/ James F. Rogers
			Name:	James F. Rogers
			Title:	Senior Vice President, Secretary and General Counsel